Adamis Pharmaceuticals Corporation S-1/A

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A1 of our report dated March 28, 2023 relating to the financial statements of DMK Pharmaceuticals Corporation as of December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

July 25, 2023